Exhibit 99.1

Kindred Biosciences Announces First Quarter 2017 Financial Results
San Francisco, CA (May 3, 2017) Kindred Biosciences, Inc. (NASDAQ: KIN), a biopharmaceutical company focused on saving and improving the lives of pets, today announced financial results for the first quarter ended March 31, 2017 and provided updates on its programs.
“The first quarter of 2017 has been extremely successful for KindredBio. We continue to expect approval of Mirataz and Zimeta IV by second half of 2017, if the FDA review continues to proceed well. We have been receiving very positive feedback from key opinion leaders and other veterinarians about the product profiles of the products, and look forward to the upcoming launches. We are also making excellent progress on the pipeline, and recently initiated enrollment of the Zimeta Oral pivotal effectiveness study,”
stated Richard Chin, M.D., CEO of KindredBio.
Development and Corporate Milestones

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KindredBio continues to expect approval of Mirataz™ (mirtazapine transdermal ointment) for the management of weight loss in cats in the second half of 2017, assuming the Food and Drug Administration (FDA) finds the submissions acceptable. The Company expects to launch the drug shortly after approval. The Company has received approval of its efficacy technical section, has responded to comments from the FDA regarding the Chemistry, Manufacturing and Controls (CMC) technical section, and is in the process of responding to FDA comments on the safety technical section. Regulatory approval is subject to the typical risks inherent in such a process.

Preparations for the commercial launch of Mirataz are on track.

Mirataz is expected to be the first FDA-approved product for the management of weight loss in cats, a serious and potentially fatal condition that is the leading cause of visits to the veterinarian for cats.

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KindredBio continues to expect approval of Zimeta™ (dipyrone injection) for the control of pyrexia (fever) in horses in the second half of 2017, assuming the FDA finds the submissions acceptable. The Company expects to launch the drug shortly after approval. The Company has received approval of its efficacy technical section and has responded to FDA comments regarding the CMC and safety technical sections. Regulatory approval is subject to the typical risks inherent in such a process.

Preparations for the commercial launch of Zimeta are on track.
Zimeta is expected to be the first FDA-approved product for the control of fever in horses, a significant unmet medical condition that affects millions of horses each year.

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All clinical sites have been initiated for the pivotal effectiveness trial for the oral form of Zimeta (dipyrone oral gel) and patient enrollment has begun. The target animal safety study is expected to commence in Q2 2017.

Zimeta Oral is expected to expand use of the drug and build upon the success of Zimeta IV.

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The pilot field study of epoCat™ (feline recombinant erythropoietin) for the control of non-regenerative anemia in cats demonstrated a statistically significant increase in red blood cell levels. In addition, KindredBio has further engineered the molecule and has made a significant improvement. The Company will be moving forward with the enhanced variant of epoCat in its development program.

Anemia is a common condition in older cats which is often associated with chronic kidney disease, resulting in decreased levels of endogenous erythropoietin. epoCat is a recombinant protein that has been specially engineered by KindredBio with a prolonged half-life compared to endogenous feline erythropoietin.

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The first pilot field study of KIND-014 for the treatment of equine gastric ulcers has been completed. Based on the positive study results, the Company is optimizing its formulation and expects to initiate the next pilot field study in the second quarter of this year.

Exhibit 99.1

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A pilot field study assessing oral tolerability and palatability is ongoing for two formulations of KIND-015 for the management of clinical signs associated with equine metabolic syndrome. The lead formulation will move into further development.

•	The second stage of the pilot field study of KIND-011, an anti-TNF monoclonal antibody targeting sick or septic foals, has been initiated and is enrolling patients.

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The pilot field study of atopic dermatitis in dogs, to assess safety and efficacy of several anti-cytokine antibodies, continues to enroll patients. Based on the results, KindredBio will select certain product candidate(s) for further development.

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KindredBio’s antibodies against cytokines and immune checkpoints remain on track, with initial pilot studies for some expected in 2017. KIND-Bodies, a novel biologics scaffold with certain advantages over antibodies, including bispecific binding, is also on track.

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Construction is now complete and commissioning is underway at KindredBio’s state-of-the-art GMP biologics manufacturing plant. The Company anticipates proceeding to cGMP manufacturing in mid-2017. This facility is believed to be one of the first in the world dedicated to veterinary biologics.

First Quarter 2017 Financial Results
For the quarter ended March 31, 2017, KindredBio reported a net loss of $6.5 million or $0.30 per share, as compared to a net loss of $6.1 million or $0.31 per share, for the same period in 2016.
Total research and development expenses for the quarter ended March 31, 2017 were $3.8 million, compared to $3.4 million for the same period in 2016. The $0.4 million year-over-year increase in research and development expenses was primarily due to increased biologics batch production and testing costs, including lab supplies, as well as higher stock-based compensation expense and consulting costs.
Total general and administrative expenses for the 2017 and 2016 first quarters were $2.8 million and $2.0 million, respectively. Expenditures in the first quarter of 2017 increased across the board. The $0.8 million increase in the first quarter of 2017 over the same period in 2016 included a mix of higher stock-based compensation expense, payroll and related expenses, legal and professional fees, as well as corporate and marketing expenses.
The Company had no further restructuring charges beyond a onetime charge of $655,000 in the first quarter of 2016.
As of March 31, 2017, KindredBio had $68.1 million in cash, cash equivalents and investments, compared with $57.8 million as of December 31, 2016. Net cash used in operating activities for the first quarter of 2017 was approximately $5.9 million, offset by $16.5 million in net cash proceeds from the sale of securities in conjunction with an At Market Issuance Sales Agreement with FBR Capital Markets & Co. The Company also invested approximately $0.3 million in capital expenditures for the build-out of its GMP biologics manufacturing facility.
For the 2017 calendar year, the Company reiterates its previous guidance for operating expenses to be in the range of $30 million to $32 million, excluding the impact of stock-based compensation expense and the impact of acquisitions, if any. The Company’s anticipated expenditures for the remainder of the year include the build-out of a small commercial team, and preparations for distribution, commercial scale-up and manufacturing for Mirataz and Zimeta. Additionally, KindredBio plans to focus on the development of its pipeline candidates, as well as the necessary manufacturing requirements for its biologics program.
Webcast and Conference Call
KindredBio will host a conference call and webcast today at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. Interested parties may access the call by dialing toll-free (855) 433-0927 from the US, or (484) 756-4262 internationally, and using conference ID 7883795. The call will be webcast live at http://edge.media-server.com/m/p/pgf3tuhd. A replay will also be available at that link for 30 days.
About Kindred Biosciences

Exhibit 99.1

Kindred Biosciences is a development-stage biopharmaceutical company focused on saving and improving the lives of pets. Its mission is to bring to pets the same kinds of safe and effective medicines that human family members enjoy. The Company’s strategy is to identify compounds and targets that have already demonstrated safety and efficacy in humans and to develop therapeutics based on these validated compounds and targets for dogs, cats and horses. The Company has a deep pipeline of novel drugs and biologics in development across many therapeutic classes.
For more information or to download the corporate presentation, visit www.KindredBio.com/LearnMore. Stay connected with KindredBio on Facebook at www.Facebook.com/KindredBio.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding our expectations about the trials, regulatory approval, manufacturing, distribution and commercialization of our current and future product candidates, and statements regarding our anticipated revenues, expenses, margins, profits and use of cash.
These forward-looking statements are based on our current expectations. These statements are not promises or guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results to be materially different from any future results expressed or implied by the forward-looking statements. These risks include, but are not limited to, the following: our limited operating history and expectations of losses for the foreseeable future; the absence of significant revenue from our product candidates for the foreseeable future; our potential inability to obtain any necessary additional financing; our substantial dependence on the success of our lead product candidates, which may not be successfully commercialized even if they are approved for marketing; the effect of competition; our potential inability to obtain regulatory approval for our existing or future product candidates; our dependence on third parties to conduct some of our development activities; our dependence upon third-party manufacturers for supplies of our product candidates; uncertainties regarding the outcomes of trials regarding our product candidates; our potential failure to attract and retain senior management and key scientific personnel; uncertainty about our ability to develop a satisfactory sales organization; our significant costs of operating as a public company; our potential inability to obtain patent protection and other intellectual property protection for our product candidates; potential claims by third parties alleging our infringement of their patents and other intellectual property rights; our potential failure to comply with regulatory requirements, which are subject to change on an ongoing basis; the potential volatility of our stock price; and the significant control over our business by our principal stockholders and management.
For a further description of these risks and other risks that we face, please see the risk factors described in our filings with the U.S. Securities and Exchange Commission (the SEC), including the risk factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K and any subsequent updates that may be contained in our Quarterly Reports on Form 10-Q filed with the SEC. As a result of the risks described above and in our filings with the SEC, actual results may differ materially from those indicated by the forward-looking statements made in this press release. Forward-looking statements contained in this press release speak only as of the date of this press release and we undertake no obligation to update or revise these statements, except as may be required by law.
Contact
Russell Radefeld
KindredBio
russell.radefeld@kindredbio.com
(650) 701-7904

Exhibit 99.1

Kindred Biosciences, Inc.
Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,	
	2017	2016
Operating costs and expenses:		
Research and development	3,780	3,437
General and administrative	2,843	2,020
Restructuring costs	-	655
Total operating costs and expenses	6,623	6,112
Loss from operations	(6,623)	(6,112)
Interest and other income, net	131	52
Net loss	$ (6,492)	$ (6,060)
Basic and diluted net loss per share	$ (0.30)	$ (0.31)
Weighted average shares used to calculate basic and diluted net loss per share	21,516	19,836